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                                                                  Exhibit 99.1

FOR IMMEDIATE RELEASE

                      METROMEDIA INTERNATIONAL GROUP, INC.
           ANNOUNCES EXCHANGE RATIO IN CONNECTION WITH ACQUISITION OF
                                PLD TELEKOM INC.

NEW YORK, September 28, 1999 - Metromedia International Group, Inc. (AMEX:MMG), a global communications company, announced today that the exchange ratio as determined in accordance with the terms of the merger agreement between Metromedia and PLD Telekom Inc. (NASDAQ:PLDI) has been determined to be .6353. The company anticipates that the merger will be consummated shortly after the shareholders of each company vote to approve the merger at their respective shareholder meetings scheduled for September 30, 1999. Upon completion of the merger, shareholders of PLD Telekom common stock will be entitled to receive
 .6353 shares of MMG common stock for each share of PLD Telekom common stock held by such holder.

ABOUT PLD TELEKOM
PLD Telekom Inc. is a major provider of high quality local, long distance and international telecommunications services in the former Soviet Union. Its five principal business units are PeterStar, which provides integrated local, long distance and international telecommunications in St. Petersburg through a fully digital fiber optic network; Teleport-TP, which provides international telecommunications services from Moscow and operates a pan-Russian satellite-based long distance network; Baltic Communications Limited (BCL), which provides dedicated international telecommunications services in St. Petersburg; ALTEL, which is the principal cellular service provider in the Republic of Kazakhstan; and BELCEL, which provides the only national cellular service in Belarus.

ABOUT METROMEDIA INTERNATIONAL GROUP
Metromedia International Group, Inc. is a global communications and media company. Through its wholly owned subsidiary, Metromedia International Telecommunications, Inc., the Company owns and operates communications and media businesses in Eastern Europe, the republics of the former Soviet Union and other selected emerging markets. These businesses include cellular telecommunications, fixed telephony, international and long distance telephony, cable television, paging and radio broadcasting.

THIS NEWS RELEASE CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH RISKS AND UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO, GENERAL ECONOMIC AND BUSINESS CONDITIONS, COMPETITION, CHANGES IN TECHNOLOGY AND METHODS OF MARKETING, AND VARIOUS OTHER FACTORS BEYOND THE COMPANY'S CONTROL. THIS ALSO INCLUDES SUCH FACTORS AS ARE DESCRIBED FROM TIME TO TIME IN THE SEC REPORTS FILED BY METROMEDIA INTERNATIONAL GROUP, INC., AND PLD TELEKOM INC., INCLUDING THEIR MOST RECENTLY FILED FORM 10-K AND FORM 10-Q.

Contact:   ELLEN STRAHS FADER, VICE PRESIDENT, INVESTOR RELATIONS
           METROMEDIA INTERNATIONAL GROUP, INC.
           (212) 606-4389

           MAXWELL ABBOTT, VICE PRESIDENT, INVESTOR RELATIONS
           PLD TELEKOM INC.
           (212) 527-3800